Exhibit 2.2(d)

                                THIRD AMENDMENT
                                       TO
                            STOCK PURCHASE AGREEMENT


         This Third Amendment to Stock Purchase Agreement ("Third Amendment"), is entered into as of July 12, 1995, by and between Continental Homes Holding Corp., a Delaware corporation ("Buyer") and those persons set forth on Exhibit A hereto (collectively and severally, "Seller").

         A. Pursuant to that Stock Purchase Agreement dated as of November 2, 1994 and the Amendment to Stock Purchase Agreement and Second Amendment to Stock Purchase Agreement, both dated as of November 18, 1994, (together, the "Stock Purchase Agreement") by and between Buyer and Seller, Buyer agreed to buy, and Seller agreed to sell, all of the issued and outstanding capital stock of Heftler Realty Co., a Florida corporation ("Company"), on the terms and subject to the conditions set forth therein. Capitalized terms used herein which are defined in the Stock Purchase Agreement shall have the respective meanings set forth in the Stock Purchase Agreement, unless otherwise defined herein.

         B. Buyer and Seller each desire to further amend the Stock Purchase Agreement as hereinafter set forth.

         NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Amendments to Stock Purchase Agreement. Buyer and Seller hereby agree to amend the Stock Purchase Agreement to become effective at "Closing" (as defined herein) as follows:

                  A. The transaction evidenced by the Stock Purchase Agreement shall be treated as an "asset sale" instead of a "stock sale" for federal and state income tax purposes only, pursuant to Federal Income Tax Code section 338(h)(10) and the parties agree to make a timely-filed election on Federal Income Tax Form 8023-A and take all other steps as required by the federal tax regulations to effectuate said election ("the Tax Election"). For all other purposes, the transaction shall remain unchanged.

                  B. The Purchase Price shall be increased by $300,000 ("the $300,000 Payment") plus the Additional Tax Liability as defined in paragraph 1(c) (collectively, "the Additional Purchase Price") and shall be paid to Vincent E. Damian, Jr., of the law firm Salomon, Kanner, Damian & Rodriguez, P.A., as attorney for Seller on or before July 17, 1995.

                  C. Buyer agrees to pay Seller as part of the Additional Purchase Price any tax liability resulting from the Tax Election, reflected as the difference between line 53 on each Seller's Amended Form 1040, versus line 53 on each Seller's Original Form 1040, including interest and penalties, if any (but Buyer shall not be responsible for any amount shown on line 53 not relating to the Tax Election or for any penalties assessed against Seller resulting from a failure of any of the individuals constituting Seller to file his/her amended 1994 Federal income tax returns on or before July 17, 1995) thereon ("Additional Tax Liability") but not resulting from the $300,000 Payment. Additionally, Buyer agrees to indemnify and hold harmless Seller against any additional tax liability including interest and penalties, if any (but Buyer shall not be responsible for any penalties assessed against Seller resulting from a failure of any of the individuals constituting Seller to file his/her amended 1994 Federal income tax returns on or before July 17, 1995) assessed against Seller in the future resulting solely from the Tax Election but not resulting from the $300,000 Payment.

                  D.  Buyer  agrees to waive and  release  Herbert  Heftler  and
         Monica A. Heftler from paragraph 1, subpart (i) of their Non-Competition Agreement dated November 2, 1994; such waiver and release to be effective December 31, 1995 (though this shall not prohibit Herbert Heftler and/or Monica A. Heftler from engaging in any and all activities prior to December 31, 1995, preparatory to carrying on any home building business which would otherwise have been prohibited by the Non-Competition Agreement). The provisions of this paragraph 1.D. shall become effective only from and after Closing of this transaction.

                  E. The Purchase Price, as increased hereby, shall be allocated at Closing among the assets of the Company, according to Exhibit B attached hereto.

         2.       Representations and covenants of Buyer and Seller.

                  A. Each individual constituting Seller represents to Buyer that he/she will amend and file prior to July 17, 1995 (and provide a copy to Buyer) his/her individual Federal Income Tax Return for the year 1994, to the extent such tax returns have been previously filed, to reflect the consequences of the Tax Election. The parties further agree to cooperate in amending the October 31, 1994 federal tax return for the Company and filing the amended return no later than July 17, 1995.

                  B. Buyer grants to Herbert Heftler ("Heftler"), effective at Closing of this transaction, the exclusive right to use the name Heftler Homes and its related trademarks, including but not limited to the unregistered trademark characterized as the Block "H", as his marketing name or for marketing and sales purposes, but not in any way as his corporate name, it being understood and agreed that Buyer shall continue to use and have the prior right to the use of the name "Heftler Realty Co." as its corporate name. Heftler shall use (or have the right to use) the name "Heftler Homes" and its related trademarks in such a way that it does not interfere with or cause undue confusion over or related to the use of the name "Heftler Realty Co." by Buyer. In the event that there is any attempt by any governmental or other regulatory agency or body to require Buyer to cease using the name "Heftler Realty Co." by reason of Heftler's use of the name "Heftler Homes" or its related trademarks, Heftler shall, at Buyer's written request, resolve such conflict, but if it cannot resolve such conflict, then at Buyer's written request Heftler shall discontinue, as soon as is practicable the use of the name "Heftler Homes" and its related trademarks, but in any event all of the same shall be accomplished as soon as is necessary to allow Buyer to continue using the name "Heftler Realty Co." as its corporate name.

                  Heftler intends to assign the rights contained under this paragraph to an existing corporation, HH Homes, Inc., or to Heftler Holdings, Inc., a corporation about to be formed (or being the successor to HH Homes, Inc.). Such corporation or corporations will agree to comply with this paragraph 2.B. in the use of the names and trademarks licensed by this paragraph. Buyer agrees to allow such corporation(s) to use the names and trademarks licensed to Heftler by this paragraph. Buyer agrees to assign to Heftler or to Heftler's designated corporation the right to the fictitious name "Heftler Homes" as registered with the Florida Department of State, Registration No. G91113000168. Buyer will execute such documents as may be required by Heftler to accomplish the same. Heftler or Heftler's corporation may further assign these rights, but only on the condition that assignee agrees, in writing, to comply with the provisions of this Paragraph B. No assignment by Heftler hereunder shall be effective until such time as the assignee has agreed in a writing addressed to Buyer to be bound by the provisions of this paragraph 2.B.

                   Buyer agrees to discontinue from and after Closing the use of the aforesaid names except as may be necessary in the present and continuing sales projects presently being carried on by Heftler Realty Co. and except for the use of "Heftler Realty Co." as its corporate name and where appropriate to carry on business in the corporate name. Buyer agrees to cooperate with Heftler and/or Joel Kovin from and after Closing to allow them to use the name "Heftler Homes" and related trademarks in accordance with this agreement.

         3. Conditions of Closing. Buyer's obligation to close this transaction is conditioned upon the portion of the Additional Purchase Price attributable to the Additional Tax Liability as defined in paragraph 1.C. hereof not exceeding $420,000, which condition may be waived by Buyer, in its sole discretion and election. Buyer shall, prior to closing, make a determination as to whether to close. The election by the Buyer to close shall be a waiver by the Buyer of the condition respecting the additional tax liability not exceeding $420,000. After the closing the limitation upon the Additional Tax Liability shall end and Buyer shall be fully responsible and liable to the Seller for all of the liabilities under paragraph 1.A., B. and C. hereof, excluding any tax liability assessed to Seller (or any individual constituting Seller) on account of the $300,000 Payment. In the event Buyer fails or refuses to close this transaction, Buyer agrees to pay Sellers' collective legal and tax advice expenses (including billing by Joel Kovin) all of which shall not exceed $15,000 in the aggregate, which amount, if payable by Buyer, shall be paid to Vincent E. Damian, Jr., as attorney for Sellers not later than July 20, 1995.

         4. Closing. Closing of this transaction shall take place at the offices of Vincent E. Damian, Jr. on or before July 17, 1995. "Closing" shall occur upon receipt by a bank or other depository designated by Seller of the Additional Purchase Price.

         5. Miscellaneous. Except as amended above, the Stock Purchase Agreement shall remain in full force and effect. This Amendment shall be binding upon, and inure to the benefit of, Buyer and Seller and their respective successors and assigns. This Amendment may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.

         6. Governing Law. This Third Amendment shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first above written.

                                             BUYER

                                             CONTINENTAL HOMES HOLDING CORP.



                                          By /s/Kenda B. Gonzales
                                             -----------------------------------
                                         Its    Secretary and Treasurer
                                             -----------------------------------
                                              SELLER SIGNATURES ARE SET FORTH ON
                                                                  FOLLOWING PAGE

                                             SELLER


                                                /s/ Herbert Heftler
                                             -----------------------------------
                                                Herbert Heftler, Trustee, U/D/T,
                                                                    July 8, 1987


                                                /s/ Monica A. Heftler
                                             -----------------------------------
                                                               Monica A. Heftler


                                                /s/ Roger Heftler
                                             -----------------------------------
                                                                   Roger Heftler


                                                /s/ Thomas Iglesias
                                             -----------------------------------
                                                                 Thomas Iglesias


                                                /s/ Joel B. Kovin
                                             -----------------------------------
                                                                   Joel B. Kovin


                                                /s/ Candace Sharpsteen
                                             -----------------------------------
                                                              Candace Sharpsteen


                                                /s/ Jack Shell
                                             -----------------------------------
                                                                      Jack Shell